ARCO [LOGO]    Media Relations                         N E W S
               515 South Flower Street
               Los Angeles CA  90071-2201
               Telephone 213 486 3385
               Facsimile 213 486 0169


               FOR IMMEDIATE RELEASE                 April 1, 1997


ARCO WEIGHS WITHDRAWAL FROM
WORLDWIDE COAL BUSINESS


       LOS ANGELES -- ARCO (NYSE: ARC) announced today it is evaluating its likely withdrawal from its worldwide coal business through the disposition of coal mining operations in the United States and Australia.

       "While ARCO has some of the best coal assets in the world, we no longer regard them as part of our core business," said Mike R. Bowlin,

ARCO Chairman and Chief Executive Officer.   "With the acquisition of

western coal assets from Coastal Corporation, we believe that our domestic business has achieved critical mass and is one of the premier coal companies in the United States.  Our Australian coal mines are also considered some of the highest quality operations in that country."

       In the United States, where ARCO is the fourth largest coal producer, a stand-alone company will be formed from ARCO's mining operations in Wyoming, Colorado and Utah.  As part of its coal business review, ARCO will investigate spinning off this new domestic coal company to existing ARCO shareholders, as well as other alternatives.

       ARCO also said it is likely that it will monetize its Australian coal interests through a public offering in the Australian equity markets or an outright sale.

       The overall process is expected to take at least six months and could extend into 1998.

       In the U.S., ARCO owns the Black Thunder and Coal Creek mines in

Wyoming, the West Elk mine in Colorado, and, through Canyon Fuel Company

L.L.C. with ITOCHU Corp. of Japan, three mines in Utah.  ARCO's Australian holdings include joint venture interests in three mines in Queensland,

Australia  -- Curragh, Gordonstone and Blair Athol.  ARCO's coal interests are operated by ARCO Coal Company, its Denver-based division.

       Net income from coal operations for 1995 and 1996 was $75 million and $60 million respectively.  Coal assets totaled $1.75 billion at year-end 1996.  ARCO Coal Company employment at year-end 1996 was 2,600,

including about 1,000 in Australia.

                                # # #


For information, contact:  (media):  Albert Greenstein, (213) 486-3384.
                           (investor):  Steve Enger, (213) 486-1811